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                                                                       Exhibit 1

                           HOLMES FINANCING (NO.2) PLC
                                    04056122

                              ABBEY NATIONAL HOUSE
                         2 TRITON SQUARE, REGENTS PLACE
                                 LONDON NW1 3AN

I, Martin McDermott, certify that:

1. I have reviewed this annual report on Form 20-F, and all reports on Form 6-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of HOLMES FINANCING (NO.2) PLC;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4. Based on my knowledge and upon representations made to me by the servicer, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5. The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon representations made to me by the servicer.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Abbey National plc.

Date: 30 June 2003


/s/ Martin McDermott
-----------------------------
Martin McDermott
Director